Exhibit 99.1

Welcome to the 2017 annual shareholder meeting for HomeFed Corporation. I am Joe Steinberg and serve as Chairman. Please allow me to introduce my fellow directors.

We have a lot going on – and I am happy to report that most of it is good. Two years ago, we emptied our piggy bank, and then some, and paid $150MM for 1,600 acres of entitled land in Otay Ranch adjacent to the land we purchased in 1998. Combined, our Otay holdings are comprised of 4,450 acres of land approved for 13,000 homes and 2 million square feet of commercial development. We floated senior unsecured debt to fund this purchase, the interest clock is ticking, and we are anxious to reverse the flow of funds.

We’re making good progress! Since the 2015 acquisition, Kent Aden and Curt Smith (among countless consultants) have raced to finish all the work and to obtain the many permits required to grade the first village. We evaluated our lot sales options and ultimately decided on an unconventional joint venture with three respected homebuilders: Brookfield, Cal Atlantic, and Shea Homes. Grading started in February 2016 and it took almost 12 months to move 7 million cubic yards of dirt, enough to bring the builders onto the site to build model homes. The first village, which our marketing director, Hale Richardson, has named Village of Escaya officially opened for business in June with 21 of the 27 models open. Traffic has been excellent and nearly all of the initial 99 homes offered by the builders have been sold. To date, costs are higher, but our prices are above expectation as well and hopefully appreciation will outpace the inevitable construction cost creep.

With regard to demand for our homes, the future looks bright. National housing real estate guru John Burns currently has San Diego posted as “hot” with only Seattle having the higher scientific designation of “very hot.” Appreciation is good, but thankfully below the double digit annual percentage increases of the mid 2000’s. The San Diego job market is strong and there are early signs that household formation is coming back to life, a good sign for the housing market. Kids may be finally leaving the nest and prospective happy grandparents relieved.  The pundit’s predictions of pent up demand seems real.

Village of Escaya sales should keep us busy for the next few years. The 274 apartments within Village of Escaya, which we plan to develop, may start later this year. Steve Levenson, our apartment specialist, has been laboring over the final plans and is excited to start building what could be the first of a large portfolio of several thousand apartments in Otay Ranch.

While Village of Escaya is selling, we are busy pushing forward on the next village in Otay, which will be Village 8 West, about a mile or so, as the seagull flies, directly east of Village of Escaya. Despite the fact that we have our “entitlements” from the City, detailed engineering and back and forth with the City staff keeps the process from going as quickly as we would like. We hope to make sure there is no time gap between Village of Escaya selling out and Village 8 West’s grand opening.  We’ll be careful not to get ahead of demand.  Boom and bust has not left the real estate cycle.  Just a reminder, Otay is a long term project and we are likely to be there for many many years.

Allow me to touch on HomeFed’s other assets.

Renaissance Plaza in Brooklyn was the cherry on the cake of HomeFed’s 2014 acquisition of Leucadia’s real estate portfolio. Although it didn’t materially cash flow at the time, the big payday will be in 2018 when the two largest office condominiums in the building will be debt-free. One of the condos totaling about 450,000 square feet was leased in 1998 to the King’s County District Attorney for 20 years and the other 275,000 square foot condominium was leased for the same term to Empire Insurance, which at the time was owned by Leucadia National. Empire was sold and its space was backfilled with multiple tenants with various lease terms, including the New York City Department of Education, the Secret Service, the NYC Teachers Union and others.

Since our acquisition in 2014, the Brooklyn market has been on fire, putting us in a position of strength with our office tenants looking to renew. I am pleased to report that in late 2016, the King’s County District Attorney accepted our 10-year lease extension proposal at a substantially higher rent. This long-term lease will provide an opportunity to refinance on favorable terms in October of 2018 – if not before. This, and the other anticipated condominium refinancing, will be very material to HomeFed. We own 61.25% of the office building and garage and 25.8% of the hotel.  Our partner in the project is Muss Development Corporation. They own 38.75% of the office building and garage and the majority of the hotel which is operated by Marriott. They are terrific partners.  After completing a $42MM renovation in 2016, the hotel looks fantastic. Occupancy and rates are good but not great. The large increase in hotel supply in New York City has led to an environment where treading water is considered a success.

Fanita Ranch has officially set off on the long and tortuous road to entitlement. The day to day effort is being led by Jeff O’Connor and Tom Blessent who were vital to the success at San Elijo Hills and their battle field experience improves our odds of success. Our formal application for development will be submitted to the City within 30 days. I am told by Jeff and Tom that the environmental impact report and related studies will take about 2 years before we go before City Council for approval. I am skeptical, but I love their optimism.

At San Elijo Hills, we sold the existing retail and remaining Town Center land in March of this year to local developers. We have one little scrap of land left to sell, which is under contract, and the remaining balance is the 58-lot homebuilding experiment up the hill. Sales of these homes are going as expected. Some of them have unbelievable views and on average we are getting over $1.4MM with the best home sites yet to come.  We are not certain that the effort will be significantly more rewarding than just selling lots, given how much additional work has been required, but the homes are spectacular and we have learned a lot which will be valuable at Otay.  Thanks to Bill Davidson.

San Elijo Hills has truly changed the City of San Marcos for the better. The City’s finances and the San Marcos School District are unrecognizable from where they were when we began. The increased tax base from San Elijo Hills and its devotion to quality education for our residents has had profound effects on the test scores and reputation of the school district. We also haven’t lost sight of the fact that profits from San Elijo Hills have also had a profound effect on HomeFed. Congratulations to all the individuals who spent many years making this project a success. With a little luck, we will be done  in late 2018.

In Florida, SweetBay had a successful opening in 2016. So far, we have sold 88 homes and the residents are our biggest cheerleaders. The Charter School is our anchor and continues to expand and has a long waiting list. The challenge at SweetBay is two-fold. We need to make more money and make it faster. The fast part will be accomplished by introducing new product types – something we are actively working on. The other will happen when we can figure out how to get higher prices for our houses without slowing sales. We haven’t had our eureka moment just yet.

The Market Common in Myrtle Beach continues to provide consistent cash flow despite Amazon’s best efforts to kill it and every mall in America. The project has great ambiance and people enjoy window shopping before dinner and a movie. The homes surrounding the retail are well designed and sell well at prices that make us wish we had more to sell. Market Common will continue to get better and better as more homes fill the area. We are praying that no bank or developer is dumb enough to finance new retail competition in the saturated Myrtle Beach market.

Though I won’t go into detail on the other HomeFed assets, rest assured that they are getting the attention they deserve.

Overall, things are going well. There are always clouds on the horizon, but it is unclear whether those clouds are innocent San Diego June gloom or something more sinister. The experts tell us that we are now in the 8th year of economic expansion and almost all asset classes have broken through their previous peak valuation. The Fed wants to start unwinding some of the emergency measures that they implemented during the great recession and raise short term rates. When and how this will play out is unclear. An interest rate at 4.15%, about 65 basis points higher than this time last year, is still affordable for our home buyers at Otay. At 6%, affordability will become a bigger issue. Construction costs continue to climb and labor is tight .  Lumber costs are around 30% higher than a year ago.

Our corporate bonds have been paid down to $103MM and are due in June 2018.  We decided to follow Uncle Sam’s lead and go to China for money. Late last year we filed paperwork to raise money from abroad, China mainly, under the governments EB-5 visa program where investors can obtain a permanent green card if they invest in a government approved project that creates a minimum of 10 jobs per investor. Despite having been around since 1990, the EB-5 program has recently received a lot of negative press, most of which is unwarranted. We hope to raise up to $125MM based on the job creation at Village of Escaya and expect to take our first draw of approximately $25MM next month. Progress has been slower than we like. Due to annual quota limits, Chinese investors must wait close to 10 years before coming to the United States. This wait has significantly slowed demand.  Terms of the money are so attractive, long term interest at less than 5%, that ensures we will keep plugging away. If Congress extends the program and increases the quota, we anticipate that the demand will skyrocket.

I don’t think you will be surprised to learn that HomeFed is interested in minimizing its tax bill. Our NOL’s are all used up and we are using our minimum tax credits. We have been exploring various tax strategies to reduce our future tax bill, but have yet to find a magic bullet.

Despite these clouds, I continue to be pleased with HomeFed’s long-term prospects. I want to thank Paul Borden and our entire staff and Board for their continuous support and the shareholders as well for sticking with HomeFed for so many years.